Exhibit (a)(5)

                          Supplement Dated May 29, 2002
                                       to
                                Offer to Purchase
                                       of
                          Gentiva Health Services, Inc.

                               Dated May 15, 2002

     Gentiva Health Services, Inc. ("Gentiva") is offering to purchase and cancel outstanding options to purchase shares of Gentiva common stock, par value $.10 per share, for an amount in cash, upon the terms and subject to the conditions set forth in the offer to purchase dated May 15, 2002 (the "Offer to Purchase"), as amended by this Supplement to the Offer to Purchase (the "Supplement"), and in the related letter of transmittal which collectively constitute the "Offer", as the same may be amended or supplemented from time to time. Use of the words "we" or "our" in this Supplement refer to Gentiva. Capitalized terms used in the Supplement and not defined in this Supplement, shall have the meanings provided in the Offer to Purchase.

     The Offer to Purchase is hereby supplemented, amended, superseded and modified in the manner and to the extent set forth in this Supplement. To the extent there are any inconsistencies between the Offer to Purchase or Letter of Transmittal and this Supplement, this Supplement shall govern. The following are the amendments to the Offer to Purchase:

     o Section 2, Procedure for Tendering Options, is hereby amended by adding the following to the last paragraph of such section:

     Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept promptly after the Expiration Date all properly tendered options that are not validly withdrawn subject to the maximum aggregate option purchase price described in this Offer. As promptly as practicable after we accept tendered options for cancellation, we will send each tendering optionholder a letter indicating the number of shares subject to the options that we have accepted for purchase, and the corresponding cash payment and the number of any remaining options held by such holder, if any.

     o Section 5, Conditions to the Offer, is hereby amended by adding the following to the last paragraph of such section:

          Notwithstanding the foregoing, the conditions herein may only be asserted by us on or before the Expiration Date.

     o Section 17, Additional Information, is hereby amended by deleting the third paragraph of such Section in the Offer to Purchase.

     This Supplement is dated May 29, 2002 and supplements the Offer to Purchase dated May 15, 2002.